EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:
Frank M. Puthoff
Chief Legal Officer
ProxyMed, Inc.
(954) 473-1001, ext. 300

              PROXYMED ANNOUNCES STANDSTILL AGREEMENT WITH CERTAIN
             PREFERRED STOCKHOLDERS AND CHANGES IN STOCK OWNERSHIP

         FORT LAUDERDALE, Florida - May 2, 2000 - ProxyMed, Inc. (Nasdaq: PILL), a leading provider of eHealth physician solutions and business-to-business healthcare transaction services, today announced that it has entered into a standstill agreement with certain holders of its $15 million Series B Convertible Preferred Stock (the "Preferred Stock"), which was sold in December 1999. The standstill agreement is effective until 4:00 p.m. Eastern Daylight Time on Wednesday, May 3, 2000, and prohibits such holders from converting their shares of Preferred Stock into common stock until the expiration of the standstill agreement.

         The Company has been negotiating with the holders of the Preferred Stock to restructure certain terms relating to the Preferred Stock, which has been necessitated by the Company's stock price having closed lower than $4.21 yesterday for the tenth consecutive trading day. The Company believes that it will reach agreement with the holders of at least $13 million of the $15 million of the Preferred Stock with respect to the proposed restructuring prior to the expiration of the standstill agreement. However, there can be no assurance that the Company will be successful in reaching agreement with any of the holders prior to the expiration of the standstill agreement, or at all, or that the terms of any restructuring would be more favorable to the Company or its existing stockholders than the current terms and conditions of the Preferred Stock. The Company's failure to reach a restructuring agreement with the holders of the Preferred Stock on acceptable terms could result in substantial dilution to current stockholders

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and would have a material adverse effect on the Company, its ability to obtain third party financing and its stock price.

         The terms and conditions of the Preferred Stock are publicly available in the Form 8-K filed with the Securities and Exchange Commission on December 28, 1999, in the "Risk Factors" and "Description of Securities" sections of the Company's Registration Statement on Form S-3 (file no. 333-95883) filed with the SEC on February 1, 2000, and in the Company's Preliminary Proxy Statement filed with the SEC on April 26, 2000, all of which are available at the SEC's website at WWW.SEC.GOV.

         ProxyMed also announced it has been advised by its largest external stockholder that, as a result of margin calls, a significant number of shares of the Company's common stock owned by the stockholder have been sold into the market by brokerage firms. The Company was advised that the external stockholder continues to own a substantial number of shares that remain subject to possible margin calls. The Company cannot determine when margin sales on behalf of the external stockholder will be discontinued by the brokerage firms.

         In addition, the Company has been advised by the Chairman of its board of directors that also as a result of margin calls on a brokerage account maintained by him, shares of the Company's common stock owned by him have been sold into the market by the brokerage firm. The Chairman has advised the Company that, as a result of the margin calls, all of the Chairman's shares have been liquidated, except for a minimal number of shares owned by the Chairman's family members.

ABOUT PROXYMED, INC.

         ProxyMed, Inc. is among the nation's largest and most experienced eHealth companies, supplying eSolutions to physicians and business-to-business healthcare electronic commerce services to healthcare information systems providers. The Company's desktop software and its WWW.PROXYMED.COM web site allow physicians to exchange clinical and financial messages with insurance companies, labs, pharmacies, suppliers, and patients in an efficient and secure manner - simplifying financial, administrative, and clinical processes and resulting in more cost-effective healthcare management and increased quality of patient care.

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THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT THE
COMPANY'S CURRENT EXPECTATIONS REGARDING FUTURE EVENTS. WHILE THESE STATEMENTS REFLECT THE COMPANY'S BEST CURRENT JUDGMENT, THEY ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM PROJECTED RESULTS DUE TO A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO ASSUMPTIONS, BELIEFS AND OPINIONS RELATING TO PROXYMED'S GROWTH STRATEGY BASED UPON PROXYMED'S INTERPRETATION AND ANALYSIS OF HEALTHCARE INDUSTRY TRENDS AND MANAGEMENT'S ABILITY TO SUCCESSFULLY DEVELOP, MARKET, SELL AND IMPLEMENT ITS E-COMMERCE SOLUTIONS, CLINICAL AND FINANCIAL E-TRANSACTION SERVICES AND SOFTWARE APPLICATIONS TO PHYSICIANS, PHARMACIES, LABORATORIES, AND PAYERS. THESE FACTORS AND OTHER RISK FACTORS ARE MORE FULLY DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. PROXYMED EXPRESSLY DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.

MORE INFORMATION ON PROXYMED IS AVAILABLE ON ITS HOME PAGE AT WWW.PROXYMED.COM.